Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

News Media

Investor Relations

Paul Fitzhenry	Ed Arditte
609-720-4261	609-720-4621
Antonella Franzen
609-720-4665

TYCO INTERNATIONAL INCREASES QUARTERLY DIVIDEND 33 PERCENT

TO 20 CENTS PER SHARE

PEMBROKE, Bermuda—September 9, 2008 — Tyco International Ltd. (NYSE: TYC, BSX: TYC) announced today that its Board of Directors approved an increase in the company’s quarterly dividend to 20 cents per share for the first quarter of fiscal 2009. The new quarterly dividend represents a 33% increase over the current quarterly dividend of 15 cents and follows a 36% dividend increase announced in September 2007.

Tyco Chairman and Chief Executive Officer Ed Breen said: “The increase in our quarterly dividend reflects our solid performance and progress this year and our continued strong cash flow.”

The new 20-cent dividend for the first quarter of fiscal 2009 will be payable on November 3, 2008 to shareholders of record on October 1, 2008.

ABOUT TYCO INTERNATIONAL

Tyco International (NYSE: TYC) is a diversified, global company that provides vital products and services to customers in more than 60 countries. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco had 2007 revenue of more than $18 billion and has 110,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

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